Exhibit 99.(a)(10)
FORM 8.1
DEALINGS BY OFFERORS, OFFEREE COMPANIES OR THEIR ASSOCIATES
FOR THEMSELVES OR FOR DISCRETIONARY CLIENTS
(Rules 8.1(a) and (b)(i) of the City Code on Takeovers and Mergers)
1.	KEY INFORMATION

Name of person dealing (Note 1)	AstraZeneca UK Limited

Company dealt in	Cambridge Antibody Technology Group plc

Class of relevant security to which the dealings being disclosed relate (Note 2)	Ordinary Shares

Date of dealing	23 May 2006
2.	INTERESTS, SHORT POSITIONS AND RIGHTS TO SUBSCRIBE

(a)	Interests and short positions (following dealing) in the class of relevant security dealt in (Note 3)

	Long			Short
	Number		(%)	Number	(%)
(1) Relevant securities	15,896,267	*	29.9%
(2) Derivatives (other than options)
(3) Options and agreements to purchase/sell
Total	15,896,267	*	29.9%

*This includes 1,400 ordinary shares and 200 ADSs held by Goldman, Sachs & Co., and 76,684 shares held by Deutsche Bank AG, both of whom are deemed to be acting in concert with AstraZeneca UK Limited, purchased prior to the commencement of the Offer Period.
(b)	Interests and short positions in relevant securities of the company, other than the class dealt in (Note 3)

Class of relevant security:	Long		Short
	Number	(%)	Number	(%)
(1) Relevant securities
(2) Derivatives (other than options)
(3) Options and agreements to purchase/sell
Total

(c)	Rights to subscribe (Note 3)

Class of relevant security:	Details

3.	DEALINGS (Note 4)

(a)	Purchases and sales

Purchase/sale	Number of securities	Price per unit (Note 5)
Purchase	5,600,000	1,320 pence
(b)	Derivatives transactions (other than options)

Product name,
e.g. CFD	Long/short (Note 6)	Number of securities (Note 7)	Price per unit (Note 5)

(c)	Options transactions in respect of existing securities

(i)	Writing, selling, purchasing or varying

	Writing, selling,	Number of securities		Type, e.g.		Option money
Product name,	purchasing,	to which the option	Exercise	American,	Expiry	paid/received per
e.g. call option	varying etc.	relates (Note 7)	price	European etc.	date	unit (Note 5)

(ii)	Exercising

Product name, e.g. call option	Number of securities	Exercise price per unit (Note 5)

(d)	Other dealings (including new securities) (Note 4)

Nature of transaction (Note 8)	Details	Price per unit (if applicable) (Note 5)

4.	OTHER INFORMATION
Agreements, arrangements or understandings relating to options or derivatives
Full details of any agreement, arrangement or understanding between the person disclosing and any other person relating to the voting rights of any relevant securities under any option referred to on this form or relating to the voting rights or future acquisition or disposal of any relevant securities to which any derivative referred to on this form is referenced. If none, this should be stated.
None

Is a Supplemental Form 8 attached? (Note 9)	NO

Date of disclosure	24 May 2006

Contact name	Keith Darlington

Telephone number	020 7304 5000

Name of offeree/offeror with which associated	AstraZeneca UK Limited

Specify category and nature of associate status (Note 10)	Offeror
Notes
The Notes on Form 8.1 can be viewed on the Takeover Panel’s website at www.thetakeoverpanel.org.uk